UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2019

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CNP	New York Stock Exchange Chicago Stock Exchange
Depositary shares, each representing a 1/20th interest in a share of 7.00% Series B Mandatory Convertible Preferred Stock, $0.01 par value	CNP/PB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 15, 2019, CenterPoint Energy, Inc. (the “Company”), Mizuho Bank, Ltd., as administrative agent and lead arranger, and the banks party thereto entered into a $1.0 billion Term Loan Agreement (the “Term Loan Agreement”). The Company borrowed the full $1.0 billion at closing and intends to use the proceeds thereof for general corporate purposes, including the repayment of indebtedness of the Company and its subsidiaries. The maturity date for the borrowings under the Term Loan Agreement is May 15, 2021.

Borrowings under the Term Loan Agreement bear interest, at the Company’s option, at a rate equal to either (i) the Eurodollar Rate (as defined in the Term Loan Agreement) plus a margin of 0.650% or (ii) the Alternate Base Rate (as defined in the Term Loan Agreement). The Term Loan Agreement contains certain covenants, including a covenant that requires the Company not to exceed a specified ratio of debt (excluding, among other things, transition and system restoration bonds) to consolidated capitalization (excluding, among other things, non-cash reductions to net income). The Term Loan Agreement provides a temporary increase of the permitted ratio of debt to consolidated capitalization if CenterPoint Energy Houston Electric, LLC experiences damage from a natural disaster in its service territory and the Company certifies to the administrative agent that the system restoration costs incurred by the Company and its subsidiaries in connection with that natural disaster are reasonably likely to exceed $100 million in a consecutive twelve-month period, all or part of which the Company or one of its subsidiaries intend to seek to recover through securitization financing. Such temporary increase in the financial ratio covenant would be in effect from the date the Company delivers its certification until the earliest to occur of (i) the completion of the securitization financing, (ii) the first anniversary of the delivery of such certification or (iii) the revocation by the Company of such certification in accordance with the terms of the Term Loan Agreement.

Borrowings under the Term Loan Agreement are subject to acceleration upon the occurrence of events of default that the Company considers customary. The Term Loan Agreement also provides for customary fees, including administrative agent fees and other fees.

Mizuho Bank, Ltd. participates in the credit facilities of the Company and its affiliates.

The Term Loan Agreement described above is filed as Exhibit 4.1 to this Current Report and is incorporated by reference herein. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03 of Form 8-K, the information regarding the Term Loan Agreement contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

The exhibit listed below is filed herewith. The Term Loan Agreement included as an exhibit is included only to provide information to investors regarding its terms. The Term Loan Agreement listed below may contain representations, warranties and other provisions that were made, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them, and such agreement should not be relied upon as constituting or providing any factual disclosures about us, any other persons, any state of affairs or other matters.

(d) Exhibits.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.1	$1,000,000,000 Term Loan Agreement dated as of May 15, 2019 among CenterPoint Energy, Inc., as Borrower, Mizuho Bank, Ltd., as Administrative Agent and Lead Arranger, and the banks named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: May 16, 2019	By:	/s/ Kristie L. Colvin
Kristie L. Colvin
Senior Vice President and Chief Accounting Officer